Filed pursuant to Rule 424(b)(3)
Registration No. 333-276714

Prospectus Supplement No. 4
(To Prospectus dated September 10, 2024)

INNVENTURE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated September 10, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-4 (Registration No. 333-276714) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On November 12, 2024, the closing price of our Common Stock was $10.97 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2024

Innventure, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42303	93-4440048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida	32827
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (321) 209-6787

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On November 13, 2024, Innventure, Inc.’s majority-owned subsidiary Accelsius Holdings LLC (“Accelsius”) issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing certain updates pertaining to Accelsius.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release by Accelsius Holdings LLC dated November 13, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: November 13, 2024	By:	/s/ David Yablunosky
Name: David Yablunosky
Title: Chief Financial Officer

Exhibit 99.1

Accelsius Secures $24M in Series A Funding to Efficiently Cool AI Data Centers

Funding will help enable Accelsius to keep up with increasing demand for its proprietary NeuCool two-phase, direct-to-chip liquid cooling system
NeuCool enables over 10 times today’s rack power densities with an estimated 40%-50% savings in data center cooling energy compared to conventional cooling methods, with zero water consumed
Plans include international expansion, new innovative liquid cooling solutions and accelerated hiring across engineering, R&D, sales, marketing, manufacturing and operations

AUSTIN, Texas--(BUSINESS WIRE)-- Accelsius™, whose proprietary two-phase, direct-to-chip liquid cooling systems enable high-performance computing and rack density for data center and edge operators, announced today the successful raise of $24 million pursuant to a Series A funding round. The Series A funding round started in early 2024.

“This investment is a testament to our team’s intense focus on operational innovation and technological ingenuity,” said Josh Claman, Accelsius’ CEO. “We believe that with AI’s rapid growth, we all must aim to make the surrounding infrastructure as efficient as possible. Liquid cooling is the future of data center cooling, and Accelsius is positioned to lead that future.”

Accelsius will use the funds to accelerate its plans for an international presence, continue to grow shipments and revenue in the U.S., and expand its professional teams across engineering, R&D, sales, marketing, manufacturing and operations. The company, recently selected as one of Austin Business Journal’s 2024 Best Places to Work, already employs some of the industry’s brightest and best thermal scientists and enterprise-grade system engineers.

Funding for this round has been provided from and privately raised by Innventure, Inc. (NASDAQ:INV), who founded Accelsius in June 2022. Innventure is a technology commercialization platform that founds, funds and supports the launch and scale of its companies with a focus on transformative technology solutions.

“From its beginning, Accelsius has exhibited all the qualities of a market disruptor,” said Bill Haskell, CEO of Innventure. “We are proud to see all the great progress that Josh and his team have made to produce critical infrastructure required to support the massive growth in data centers and related markets. To go from founding to revenue generation in less than three years is truly impressive, and we couldn’t be more excited for Accelsius’ future.”

Addressing Rising Energy Costs with Unmatched Thermal Performance

The worldwide AI boom has changed the equation for data center operators. For years, data centers remained relatively stable in their power consumption. But a ChatGPT query requires nearly 10 times as much electricity as a Google search, forcing operators to reckon with rapidly rising demand. Goldman Sachs Research estimates that data center power demand will grow 160% by 2030.

Accelsius’ NeuCool system addresses the cooling challenges of modern data centers by delivering substantial gains in efficiency and sustainability. Compared to conventional cooling methods, NeuCool offers an estimated 50% reduction in energy use and a remarkable 10 times rack power density improvement, all while eliminating water consumption. Tested to handle thermal loads exceeding 2,200 watts per server chip (CPU, GPU), NeuCool is optimally suited for the high-powered servers that drive AI, machine learning, high-performance computing and other computationally intensive workloads prevalent in today’s data centers.

To learn more about Accelsius’ NeuCool two-phase direct-to-chip in-rack liquid cooling solution, email info@accelsius.com or visit accelsius.com.

About Accelsius

Accelsius, founded by Innventure, Inc., empowers data center and edge operators to meet their business, financial and sustainability goals through next-generation cooling systems. The Accelsius NeuCool Platform delivers proprietary two-phase, direct-to-chip liquid cooling systems with best-in-class thermal efficiencies. NeuCool uses a sustainable, safe dielectric fluid and intelligent monitoring to provide a risk-free technology that scales from a single rack to an entire data center. NeuCool technology combined with Accelsius’ US-based manufacturing and robust professional services program gives data center operators the confidence to evolve cooling approaches while ensuring performance improvements and continued uptime. For more information, visit www.accelsius.com.
LinkedIn: https://www.linkedin.com/company/accelsius/

About Innventure

Innventure (NASDAQ:INV) founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from multinational corporations. Innventure takes what it believes to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as it builds disruptive companies it believes have the potential to achieve a target enterprise value of at least $1 billion. Innventure defines ‘‘disruptive’’ as innovations that have the ability to significantly change the way businesses, industries, markets and/or consumers operate.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are all statements other than those of historical fact, and include statements regarding the management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including revenue growth, product expansion and services, the results of operations and prospects of Accelsius. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on the current expectations and beliefs of the management of Accelsius in light of its experience and its perception of historical trends, current conditions and expected future developments and their potential effects on Accelsius, as well as other factors it believes are appropriate in the circumstances. There can be no assurance that future developments affecting Accelsius will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of Accelsius) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those discussed and identified in the public statements made by Accelsius, and the following: (i) expectations regarding Accelsius’ strategies and future financial performance, including its future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Accelsius’ ability to invest in growth initiatives; (ii) the implementation, market acceptance and success of Accelsius’ business model and growth strategy; (iii) Accelsius’ future capital requirements and sources and uses of cash; (iv) Accelsius’ ability to obtain funding for its operations and future growth; (v) developments and projections relating to Accelsius’ competitors and industry; (vi) Accelsius’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of its products and the numerous regulatory requirements generally applicable to its products and facilities; (vii) the ability of Accelsius to scale its operations; (viii) the market’s adoption, including customers and potential investors, of the viability and benefits of Accelsius’ cooling products; (ix) potential regulatory scrutiny of Accelsius’ cooling due to its use of working fluid refrigerants that contain fluorine; (x) Accelsius’ ability to sufficiently protect its intellectual property rights, and to avoid or resolve in a timely and cost-effective manner any disputes that may arise relating to its use of the intellectual property of third parties; (xi) the risk of a cyber-attack or a failure of Accelsius’ information technology and data security infrastructure; (xii) geopolitical risk and changes in applicable laws or regulations; (xiii) potential adverse effects of other economic, business, and/or competitive factors; and (xiii) operational risks.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to Accelsius as of the date hereof, and Accelsius assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

Contacts

Treble
McKenzie Covell
accelsius@treblepr.com
Source: Accelsius